Exhibit 5.1

[ORACLE LETTERHEAD]

February 28, 2013

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about February 28, 2013, in connection with the registration under the Securities Act of 1933, as amended, of 3,293,744 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which 2,000,000 shares are to be issued under the Company’s Amended and Restated 1993 Directors’ Stock Plan (the “Oracle Plan”) and 1,293,744 shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of December 19, 2012 (the “Merger Agreement”), by and among the Company, OC Acquisition LLC, Eloqua, Inc. (“Eloqua”) and certain other parties thereto. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Eloqua under the Eloqua Limited 2006 Stock Option Plan and the Eloqua, Inc. 2012 Stock Option and Incentive Plan (each, together with the Oracle Plan, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/S/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary